Exhibit 99.1

Valero Energy Corporation Reports
First Quarter Earnings

SAN ANTONIO, April 22, 2003 — Valero Energy Corporation (NYSE: VLO) today reported net income of $170.4 million, or $1.51 per share, for the first quarter of 2003, compared to a net loss of $38.6 million, or $.37 per share, for the same period last year. Operating income for the first quarter was $358.1 million, compared to operating income of $.2 million for the same period last year.

•	First quarter operating income for the company’s refining segment, before administrative expenses, was $390.7 million, compared to $62.1 million for the same period last year. The company’s average per-barrel throughput margin in the first quarter was $5.75, compared to $3.40 in the first quarter of 2002. The strong first quarter refining operating results were primarily a result of the following factors:

•	Refined product inventories declined sharply — as a result of the oil workers strike in Venezuela, the impact of heavy refinery maintenance turnarounds throughout the industry, and strong demand.

•	Average gasoline margins across Valero’s system were up more than 40% — due to continued strong demand and a steep decline in gasoline production, which contributed to the drop in gasoline inventories during the quarter. In addition, CARB gasoline margins on the West Coast improved by almost 60% in March primarily as a result of the large number of first quarter turnarounds there, the switch to summer grade gasoline specifications and ethanol blending.

•	Distillate margins across Valero’s system were up 150% — largely as a result of colder winter weather in the Northeast and fuel switching demand caused by high natural gas prices. As a result, distillate inventories declined approximately 35 million barrels during the quarter.

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•	The company’s benchmark sour crude oil discount continued to improve in the first quarter — primarily due to increasing OPEC production. Benchmark sour crude oil discounts averaged $3.28 per barrel for the first quarter and have improved to $4.43 per barrel for April and May deliveries.

•	Operating income for the company’s retail segment, before administrative expenses, was $46.8 million for the first quarter — $7.5 million of which was earned in the U.S. system while $39.3 million was earned in the Northeast system. This compares to a total of $3.4 million earned in last year’s first quarter. The increase in retail earnings was primarily related to higher retail fuel margins in both the U.S. and Northeast retail systems. Valero’s average U.S. retail fuel margin of $0.12 per gallon was more than double last year’s $0.05 per gallon. Fuel margins for Valero’s Northeast retail operations averaged $0.24 per gallon — up over last year’s $0.19 per gallon — primarily due to higher seasonal demand for home heating oil.

“Valero’s strong first quarter earnings highlight Valero’s high leverage to improving industry fundamentals,” said Bill Greehey, Valero’s Chairman of the Board and Chief Executive Officer. “Average first quarter U.S. Gulf Coast margins for both gasoline and distillate were the highest we’ve seen in almost 20 years. And, refined product margins throughout our system are expected to remain strong throughout the year — supported by good consumer demand and lower than average product inventories.

“The improved earnings environment, in combination with some recently completed transactions, has allowed us to significantly strengthen our balance sheet and position the company for further growth,” said Greehey. “In fact, we have decreased debt, net of cash, by $1.9 billion in the last year — $1.2 billion of which was reduced in the first quarter alone.”

Greehey noted that in mid-March Valero reduced its ownership interest in Valero L.P. by selling back partnership common units to the L.P. for about $135 million. As a result of this and other Valero L.P. transactions, Valero no longer consolidates the L.P. on its balance sheet, which eliminates the L.P.’s debt from Valero Energy’s books. In addition, Valero Energy sold $350 million of pipeline and storage assets to the L.P. In total, the net improvement from these transactions to Valero’s balance sheet was nearly $600 million. Greehey also noted that in late-March the company successfully completed the placement of $250 million of Valero common stock to the public.

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“These transactions combined with our strong cash flow, allowed us to reduce our debt-to-capitalization ratio from 50.4% at the end of 2002 to 41.2% at the end of the first quarter —reflecting a reduction in our debt, net of cash, from $4.6 billion at year-end 2002 to $3.4 billion at the end of the first quarter.

“And, our financial position should continue to improve as we expect refining fundamentals to remain strong,” said Greehey. “On the product side, gasoline inventories are very low relative to normal seasonal levels as we head toward the summer driving season. Given that gasoline inventories in Europe are also well below average levels, we expect imports to moderate from current levels as the more stringent summer specifications take hold. Gasoline demand is also expected to be strong this summer as many people opt to drive rather than fly for shorter trips. And with the outlook for continued high natural gas prices, we continue to see above average demand for distillates due to unseasonably high levels of fuel switching away from natural gas consumption. This is significant, given that distillate inventories are already near historic lows for this time of year. With respect to sour crude oil fundamentals, increased OPEC crude oil production coupled with the return of Venezuelan crude oil to the world market, has kept sour crude oil discounts at very favorable levels. As a result, we are seeing the widest discounts since 2001 when discounts were at record levels. And, high production of sour crude oil throughout the world is expected to result in continued favorable discounts. All of these factors point to a strong earnings environment for Valero going forward,” said Greehey.

Valero’s senior management will hold a conference call at 10:00 a.m. ET (9:00 a.m. CT) today, (April 22), to discuss this earnings release. A live broadcast of the conference call will be available on the company’s website at www.valero.com.

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Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 20,000 employees and annual revenues of nearly $30 billion. The company currently owns and operates 12 refineries in the United States and Canada with a combined throughput capacity of approximately two million barrels per day, making it one of the nation’s top refiners of petroleum products. Valero is also one of the nation’s largest retail operators with approximately 4,100 retail outlets in the United States and Canada under various brand names including Diamond Shamrock, Ultramar, Valero, Beacon and Total.

Statements contained in this press release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in its forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecast, see the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and available on the company’s web site at http://www.valero.com. These factors include potential changes in gasoline, crude oil, distillate and other commodity prices, varying market conditions, actions of government, hostilities in oil producing regions, adverse rulings in litigation and potential delays or other changes in work and repair schedules. The company undertakes no obligation to update or publicly release the result of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or which the company becomes aware of after the date of this release or to reflect the occurrence of unanticipated events.

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,

	2003	2002

STATEMENT OF INCOME DATA:
Operating Revenues	$9,693.1	$5,588.8

Cost and Expenses:
Cost of Sales	8,582.7	4,944.9
Refining Operating Expenses	389.2	307.2
Retail Selling Expenses	171.2	163.9
Administrative Expenses	74.8	58.3
Depreciation and Amortization Expenses	117.1	114.3

Total	9,335.0	5,588.6

Operating Income	358.1	0.2
Equity in Earnings of Valero L.P. (1)	1.5	—
Other Income, Net	0.3	2.8
Interest and Debt Expense, Net	(75.1)	(54.6)
Minority Interest in Net Income of Consolidated Partnership (1)	(2.4)	(2.6)
Distributions on Preferred Securities of Subsidiary Trusts	(7.5)	(7.5)

Income (Loss) Before Income Taxes	274.9	(61.7)
Income Tax Expense (Benefit)	104.5	(23.1)

Net Income (Loss)	$170.4	$(38.6)

Earnings (Loss) per Common Share	$1.58	$(0.37)
Weighted Average Common Shares Outstanding (in millions)	107.7	105.0
Earnings (Loss) per Common Share — Assuming Dilution	$1.51	$(0.37)
Weighted Average Common Equivalent Shares Outstanding (in millions)	112.8	105.0

	March 31, 2003	December 31, 2002

BALANCE SHEET DATA:
Cash	$740.8	$378.9
Total Debt	$4,160.3	$4,970.8
Debt-to-Capitalization Ratio (net of cash) (2)	41.2%	50.4%

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)
(Unaudited)

	THREE MONTHS ENDED
	MARCH 31,

	2003	2002

Operating Income (Loss) by Business Segment:
Refining	$390.7	$62.1

Retail:
U.S.	7.5	(19.3)
Northeast	39.3	22.7

Total Retail	46.8	3.4

Total Before Administrative	437.5	65.5
Administrative	(79.4)	(65.3)

Total	$358.1	$0.2

Depreciation and Amortization by Business Segment:
Refining	$100.0	$97.4

Retail:
U.S.	7.5	6.1
Northeast	5.0	3.8

Total Retail	12.5	9.9

Total Before Administrative	112.5	107.3
Administrative	4.6	7.0

Total	$117.1	$114.3

Earnings Before Interest, Taxes, Depreciation and Amortization (3)	$468.7	$107.2
Operating Highlights:
Refining:
Throughput Volumes (Mbbls per Day)	1,702	1,523
Throughput Margin per Barrel	$5.75	$3.40
Operating Costs per Barrel:
Cash (Fixed and Variable)	$2.54	$2.24
Depreciation and Amortization	0.66	0.71

Total Operating Costs per Barrel	$3.20	$2.95

Charges:
Crude Oils:
Sour	46%	46%
Sweet	35	33

Total Crude Oils	81	79
Residual Fuel Oil	4	5
Other Feedstocks and Blendstocks	15	16

Total Charges	100%	100%

Yields:
Gasolines and Blendstocks	53%	54%
Distillates	29	26
Petrochemicals	3	3
Lubes and Asphalts	4	4
Other Products	11	13

Total Yields	100%	100%

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,

	2003	2002

Refining Operating Highlights by Region: (4)
Gulf Coast:
Throughput Volumes (Mbbls per Day)	765	630
Throughput Margin per Barrel	$5.39	$3.13
Operating Costs per Barrel:
Cash (Fixed and Variable)	$2.75	$2.31
Depreciation and Amortization	0.67	0.86

Total Operating Costs per Barrel	$3.42	$3.17

Mid-Continent:
Throughput Volumes (Mbbls per Day)	256	244
Throughput Margin per Barrel	$4.96	$3.40
Operating Costs per Barrel:
Cash (Fixed and Variable)	$2.63	$2.35
Depreciation and Amortization	0.61	0.57

Total Operating Costs per Barrel	$3.24	$2.92

Northeast:
Throughput Volumes (Mbbls per Day)	368	356
Throughput Margin per Barrel	$5.68	$2.07
Operating Costs per Barrel:
Cash (Fixed and Variable)	$1.58	$1.50
Depreciation and Amortization	0.50	0.50

Total Operating Costs per Barrel	$2.08	$2.00

West Coast:
Throughput Volumes (Mbbls per Day)	313	293
Throughput Margin per Barrel	$7.34	$5.56
Operating Costs per Barrel:
Cash (Fixed and Variable)	$3.09	$2.90
Depreciation and Amortization	0.83	0.75

Total Operating Costs per Barrel	$3.92	$3.65

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,

	2003	2002

Retail — U.S.:
Company — Operated Fuel Sites (Average)	1,248	1,413
Fuel Volumes (Gallons per Day per Site)	4,272	4,521
Fuel Margin per Gallon	$0.121	$0.053
Merchandise Sales	$214.8	$248.2
Merchandise Margin (Percentage of Sales)	28.7%	26.3%
Margin on Miscellaneous Sales	$21.8	$16.2
Selling Expenses	$126.5	$125.1
Retail — Northeast:
Fuel Volumes (Thousand Gallons per Day)	3,706	3,328
Fuel Margin per Gallon	$0.237	$0.188
Merchandise Sales	$24.4	$20.6
Merchandise Margin (Percentage of Sales)	21.5%	22.3%
Margin on Miscellaneous Sales	$4.7	$4.1
Selling Expenses	$44.7	$38.8
Average Market Reference Prices and Differentials
(Dollars per Barrel):
Feedstocks (at U.S. Gulf Coast, except as Noted):
West Texas Intermediate (WTI) Crude Oil	$34.07	$21.53
WTI Less Sour Crude Oil (5)	$3.28	$2.59
WTI Less Alaska North Slope (ANS) Crude Oil (U.S. West Coast)	$0.82	$1.76
Products:
U.S. Gulf Coast:
Conventional 87 Gasoline Less WTI	$5.81	$3.48
No. 2 Fuel Oil Less WTI	$5.20	$1.34
Propylene Less WTI	$1.93	$0.85
U.S. Mid-Continent:
Conventional 87 Gasoline Less WTI	$6.13	$4.51
Low-Sulfur Diesel Less WTI	$6.04	$2.58
U.S. Northeast:
Conventional 87 Gasoline Less WTI	$5.50	$3.47
No. 2 Fuel Oil Less WTI	$8.10	$2.39
Lube Oils Less WTI	$19.02	$17.40
U.S. West Coast:
CARB 87 Gasoline Less ANS	$14.37	$11.27
Low-Sulfur Diesel Less ANS	$7.15	$5.27

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)
(Unaudited)

(1)	On March 18, 2003, Valero Energy Corporation’s ownership interest in Valero L.P. decreased from approximately 73.6% to approximately 49.5%. As a result of this decrease in ownership of Valero L.P., combined with certain other corporate governance changes, Valero Energy Corporation ceased consolidating Valero L.P. as of that date and began using the equity method to account for its investment in the partnership.

(2)	The following is a reconciliation of the debt-to-capitalization ratio:

	March 31,	December 31,
	2003	2002

Debt:
Debt, including current maturities, short-term debt and capital lease obligations, per the balance sheet	$4,160.3	$4,970.8
Less: Cash and temporary cash investments	(740.8)	(378.9)
Plus: Guarantees	—	6.8
Plus: Company-obligated preferred securities of subsidiary trusts:
20% of $172.5 outstanding balance of Premium Equity Participating Security Units (PEPS Units)	34.5	34.5
50% of $200 outstanding balance of Trust Originated Preferred Securities (TOPrS)	100.0	100.0

Total debt	3,554.0	4,733.2

Equity:
Stockholders’ equity per the balance sheet	4,843.8	4,308.3
80% of $172.5 outstanding balance of PEPS Units	138.0	138.0
50% of $200 outstanding balance of TOPrS	100.0	100.0
Minority interest	—	116.0

Total equity	5,081.8	4,662.3

Total capitalization	$8,635.8	$9,395.5

Debt-to-capitalization ratio	41.2%	50.4%

(3)	The following is a reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA):

	Three Months Ended
	March 31,

	2003	2002

Pre-tax income (loss)	$274.9	$(61.7)
Depreciation and amortization	117.1	114.3
Interest and debt expense, net	75.1	54.6
Other	1.6	—

Total EBITDA	$468.7	$107.2

(4)	The regions depicted herein contain the following refineries: Gulf Coast-Corpus Christi Refinery, Texas City Refinery, Houston Refinery, Three Rivers Refinery and Krotz Springs Refinery; Mid-Continent-McKee Refinery, Ardmore Refinery and Denver Refinery; Northeast-Quebec Refinery and Paulsboro Refinery; and West Coast-Benicia Refinery and Wilmington Refinery.

(5)	The market reference differential for sour crude oil is based on 50% Arab Medium and 50% Arab Light posted prices.